Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
400 South Hope Street
25th Floor
Los Angeles, CA 90071
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Steve Iaco
Senior Managing Director
Investor Relations & Corporate Communications
212.984.6535

CBRE GROUP, INC. REPORTS SOLID FINANCIAL

RESULTS FOR THIRD-QUARTER 2016

Revenue of $3.2 billion, up 18% (20% local currency)

Fee Revenue of $2.1 billion, up 9% (11% local currency)

GAAP EPS of $0.31; Adjusted EPS of $0.50

Los Angeles, CA — October 27, 2016 — CBRE Group, Inc. (NYSE:CBG) today reported solid financial results for the third quarter ended September 30, 2016.

Third-Quarter 2016 Results*

•                  Revenue for the third quarter totaled $3.2 billion, an increase of 18% (20% local currency(1)).  Fee revenue(2) increased 9% (11% local currency) to $2.1 billion.  The third quarter of 2016 included approximately $429 million of additional revenue from the Global Workplace Solutions business, which CBRE acquired on September 1, 2015, with a full quarter of activity reflected in the current quarter versus only one month of activity in the third quarter of 2015.  Excluding the acquired Global Workplace Solutions business, revenue was up 2% (5% local currency) and fee revenue was essentially unchanged in U.S. dollars, but up 2% in local currency.

•                  On a GAAP basis, net income and earnings per diluted share decreased to $104.2 million and $0.31 per share, respectively.  GAAP net income for the third quarter of 2016 was reduced by $38.9 million (pre-tax) incurred in the previously announced cost-elimination program, which is now complete; $30.3 million (pre-tax) of acquisition-related non-cash amortization; and $28.6 million (pre-tax) of integration costs associated with the Global Workplace Solutions acquisition.  These costs were partially offset by an associated tax benefit of $31.3 million.

•                  Adjusted net income(3) and adjusted earnings per share(3) both decreased 2% to $168.0 million and $0.50 per share, respectively.  The decrease reflects lower property sales revenue and the year-over-year impact of foreign currency movement.

•                  Foreign currency movement, primarily the impact of currency translation and the marking-to-market of currency hedges, reduced current-quarter earnings per share by approximately $0.01, and increased earnings per share by approximately $0.01 for the third quarter of 2015.  Due to

*                 All percentage changes versus prior-year periods throughout this press release are in U.S. dollars, except where noted.

rounding the year-over-year negative impact was $0.03 per share when comparing the third quarter of 2016 to the third quarter of 2015.  In the absence of this impact, adjusted earnings per share would have been up approximately 4%.

•                  EBITDA(4) decreased 13% to $284.6 million and adjusted EBITDA(4) increased 1% to $349.4 million.  In the third quarter of 2016, EBITDA and adjusted EBITDA were negatively impacted by $7.2 million of currency movement, primarily related to the sharp decline in the value of the British pound sterling, and in the third quarter of 2015, were positively impacted by $5.7 million of currency movement, primarily the marking-to-market of currency hedges, for a total year-over-year negative impact of $12.9 million.

•                  Adjusted EBITDA margin on fee revenue was 16.5%.

Management Commentary

“Our results for the third quarter were solid and largely in line with our — as well as the market’s — expectations,” said Bob Sulentic, CBRE’s president and chief executive officer.  “Our performance is notable when viewed against the exceptionally strong growth we posted in last year’s third quarter — when adjusted earnings per share increased 28% — and a backdrop of lower property sales volumes in most markets.  In this environment, CBRE’s premier position in commercial real estate — with a deep, diverse, market-leading service offering — continues to serve our company and our clients particularly well.”

The Americas, the company’s largest business segment, saw revenue increase 14% (same in local currency).  In EMEA (Europe, the Middle East & Africa), revenue rose by 30% (39% local currency), and in Asia Pacific (APAC) revenue increased 26% (23% local currency).  Without the contributions from the acquired Global Workplace Solutions business, revenue increased 4% (5% local currency) in the Americas and 9% (6% local currency) in APAC.  In EMEA, revenue without this acquisition increased 10% in local currency, but slipped 1% when converted to US dollars.

In the UK, overall revenue grew by 20% in local currency, or 8% excluding the acquired Global Workplace Solutions business.  This growth occurred despite the slowdown in the UK transaction market in the wake of Brexit.

Among the company’s business lines, occupier outsourcing exhibited very strong growth.  Global revenue rose 50% (55% local currency), or 10% (16% local currency) without the contributions from the acquired Global Workplace Solutions accounts.  Occupier outsourcing fee revenue rose 57% (63% local currency), or 11% (19% local currency) without the contributions from this acquisition.  In local currency, double-digit growth in revenue and fee revenue was achieved in all three regions, before the contributions of the Global Workplace Solutions acquisition.  CBRE signed 113 total outsourcing contracts (including facilities management, project management and transaction management) in the third quarter of 2016, including 52 expansions of existing client relationships — a record for the company.

Property sales activity was healthy by historical standards, but global sales revenue declined 7% compared with a very strong third quarter of 2015, when the company’s global property sales revenue rose by 19% on a local currency basis.  EMEA saw strong growth in France, the Netherlands and Switzerland, which offset continued weakness in property sales in the UK in the wake of Brexit.

Commercial mortgage services revenue rose 23% (24% local currency) in the third quarter, driven by gains from mortgage servicing rights and increased loan originations for the Government Sponsored Enterprises to provide financing for multi-family assets.

Leasing revenue grew 1% (2% local currency) when compared with a very strong third quarter of 2015, which saw global leasing revenue increase 12% year over year.  In the Americas, robust growth in Brazil, Canada and Mexico offset flat performance in the U.S.  In APAC, leasing revenue increased 7% (4% local currency), led by Greater China, Japan and Singapore.  EMEA leasing revenue rose 3% in local currency — a turn-around from a decline in the second quarter of 2016 — but fell 5% in U.S. dollars.  A number of countries showed strength, notably France, Ireland, Poland and Switzerland.

Revenue from property management services rose by 3% (5% local currency), while fee revenue increased 1% (2% local currency).  Valuation revenue slipped 3% (1% local currency) for the third quarter.

Development services once again performed well, contributing nearly $16 million of adjusted EBITDA for the third quarter of 2016.  Global investment management’s $19 million of adjusted EBITDA for the quarter was down from the third quarter of 2015, reflecting robust carried-interest generated in the prior-year period that did not recur in the current quarter.  Global assets under management (AUM) totaled $87.9 billion at the end of the third quarter of 2016, up $5.0 billion in local currency from the third quarter of 2015.  Foreign currency movement over the past year limited the increase in U.S. dollars to $1.9 billion, reflecting the fact that approximately 60% of AUM, excluding securities, is in Europe and is generally denominated in Euro and pound sterling.  Development projects in process totaled $7.1 billion, up $400 million from the third quarter of 2015.

CBRE’s overall business mix continued to shift toward greater contractual fee revenue(5).  For the company as a whole, contractual fee revenue was 42% of fee revenue, up from 37% in third-quarter of 2015 and 20% in the third quarter of 2006.

Third-Quarter 2016 Segment Results

The following tables present highlights of CBRE segment performance during the third quarter of 2016 (dollars in thousands):

	Americas			EMEA			Asia Pacific
		% Change from Q3 2015			% Change from Q3 2015			% Change from Q3 2015
	Q3 2016	USD	LC	Q3 2016	USD	LC	Q3 2016	USD	LC

Revenue	$1,770,369	14%	14%	$956,492	30%	39%	$358,320	26%	23%
Fee revenue	1,237,379	9%	9%	529,963	16%	25%	241,355	12%	9%
Fee revenue, excluding GWS	1,127,521	3%	3%	407,616	-2%	8%	207,020	1%	-2%
EBITDA	186,274	-6%	-5%	49,774	-12%	-7%	26,744	-20%	-23%
Adjusted EBITDA	221,766	5%	5%	61,741	7%	14%	31,180	-10%	-14%

	Global Investment Management			Development Services
		% Change from Q3 2015			% Change from Q3 2015
	Q3 2016	USD	LC	Q3 2016	USD	LC

Revenue	$91,807	-20%	-16%	$16,499	-11%	-11%
EBITDA	6,054	-79%	-74%	15,709	59%	59%
Adjusted EBITDA	18,988	-38%	-33%	15,709	59%	59%

Third-quarter 2016 results were adjusted for select items including acquisition-related integration expenses and charges associated with a cost elimination program that is now complete.  The company does not adjust for foreign currency movements, including currency translation and gains or losses from currency hedging.  Accordingly, EBITDA and adjusted EBITDA were both impacted by foreign currency movements.  The current quarter segment impact of foreign currency movements, including currency translation and the marking-to-market of currency hedges, was as follows (dollars in thousands):

	Three Months Ended
	September 30,
	2016	2015	Change

Americas	$413	$(1,480)	$1,893
EMEA	5,205	(1,728)	6,933
Asia Pacific	(203)	(1,112)	909
Global Investment Management	1,790	(1,340)	3,130
Net losses (gains) to EBITDA	$7,205	$(5,660)	$12,865

Nine-Month Results

•                  Revenue for the nine months ended September 30, 2016 totaled $9.2 billion, an increase of 29% (32% local currency).  Fee revenue increased 17% (19% local currency) to $6.1 billion.  The first nine months of 2016 included approximately $2.0 billion of revenue from the acquired Global Workplace Solutions business as compared to $236.6 million in the prior-year period, when CBRE owned this business for only one month.  Excluding the acquired Global Workplace Solutions business, revenue was up 5% (7% local currency) and fee revenue was up 3% (5% local currency).

•                  On a GAAP basis, net income and earnings per diluted share decreased to $308.0 million and $0.91 per share, respectively.  GAAP net income for the first nine months of 2016 was reduced by $81.8 million (pre-tax) of acquisition-related non-cash amortization; $78.5 million (pre-tax) incurred in the cost-elimination program; and $73.5 million (pre-tax) of integration costs associated with the Global Workplace Solutions acquisition.  These costs were partially offset by an associated tax benefit of $71.4 million.

•                  Adjusted net income rose 11% to $463.8 million, while adjusted earnings per share improved 10% to $1.37.

•                  Foreign currency movement, primarily the impact of currency translation and the marking-to-market of currency hedges, caused a net decrease of $0.03 per share in the first nine months of 2016 compared with the same prior-year period.  This reflected a reduction of earnings per share for the 2016 period by approximately $0.02 per share, and an increase to earnings per share of approximately $0.01 for the 2015 period.  In the absence of this impact, adjusted earnings per share would have been up approximately 13%.

•                  EBITDA decreased 3% to $847.1 million while adjusted EBITDA increased 11% to $992.5 million.

•                  Adjusted EBITDA margin on fee revenue was 16.4%.

•                  Foreign currency movement, including currency translation and the effect of hedging, negatively impacted EBITDA and adjusted EBITDA by $10.4 million for the 2016 nine-month period and positively impacted them by $6.5 million for the 2015 nine-month period for a total year-over-year negative impact of $16.9 million.

Business Outlook

“CBRE has continued to produce strong results for our shareholders, as we invest in our people and platform, including digital initiatives, to drive long-term growth and create superior outcomes for our clients,” Mr. Sulentic said.  “Commercial real estate fundamentals remain healthy in most parts of the world and the global economy continues to grow at a modest pace.  CBRE — as the clear market leader — is well positioned to achieve strong long-term financial performance and widen our competitive advantage in the marketplace.”

The company continues to expect adjusted EPS for the full year of $2.15 to $2.30 — which represents solid growth of approximately 9% at the midpoint of the range.

Conference Call Details

The company’s third-quarter earnings conference call will be held today (Thursday, October 27, 2016) at 8:00 a.m. Eastern Time.  A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 877-407-8037 for U.S. callers and 201-689-8037 for international callers.  A replay of the call will be available starting at 1 p.m. Eastern Time on October 27, 2016, and ending at midnight Eastern Time on November 3, 2016.  The dial-in number for the replay is 877-660-6853 for U.S. callers and 201-612-7415 for international callers.  The access code for the replay is 13645729.  A transcript of the call will be available on the company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (based on 2015 revenue).  The company has more than 70,000 employees (excluding affiliates), and serves real estate investors and occupiers through more than 400 offices (excluding affiliates) worldwide.  CBRE offers a broad range of integrated services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services.  Please visit our website at www.cbre.com.

The information contained in, or accessible through, the company’s website is not incorporated into this press release.

Note: This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance (including adjusted earnings per share expectations), market share, and business outlook.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated; volatility and disruption of the securities, capital and credit markets; interest rate increases; the cost and availability of capital for investment in real estate; clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States; foreign currency fluctuations; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant movements in average cap rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; declines in lending activity of Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the U.S. commercial real estate mortgage market; our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to maintain EBITDA margins that enable us to continue investing in our platform and client service offerings; our ability to control costs relative to revenue growth; variations in historically customary seasonal patterns that cause our business not to perform as expected; changes in domestic and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, currency controls and other trade control laws), particularly in Russia, Eastern Europe and the Middle East, due to the rising level of political instability in those regions; economic volatility and market uncertainty globally related to uncertainty surrounding the implementation and effect of the United Kingdom’s referendum to leave the European Union, including uncertainty in relation to the legal and regulatory framework that would apply to the United Kingdom and its relationship with remaining members of the European Union; our ability to identify, acquire and integrate synergistic and accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; our ability to retain and incentivize producers; the ability of our Global Investment Management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; litigation and its financial and reputational risks to us;  the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; liabilities under guarantees, or for construction defects, that we incur in our Development Services business; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; our ability to maintain our effective tax rate at or below current levels; and the effect of implementation of new accounting rules and standards.

Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in both our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (the SEC).  Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.

Note — CBRE has not reconciled the (non-GAAP) adjusted earnings per share forward-looking guidance included in this release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to acquisitions, carried interest incentive compensation and financing costs, which are potential adjustments to future earnings.  We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The terms “fee revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “EBITDA,” “adjusted EBITDA” and “contractual fee revenue” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures.  We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.

(1) Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.

(2) Fee revenue is gross revenue less both client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients.

(3) Adjusted net income and adjusted earnings per share (or adjusted EPS) exclude the effect of select charges from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes for such charges.  Adjustments during the periods presented included the write-off of financing costs on extinguished debt, amortization expense related to certain intangible assets attributable to acquisitions, integration and other costs related to acquisitions, cost-elimination expenses and certain carried interest incentive compensation (reversal) expense to align with the timing of associated revenue.

(4) EBITDA represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization.  Amounts shown for adjusted EBITDA further remove (from EBITDA) the impact of certain cash and non-cash charges related to acquisitions, cost-elimination expenses and certain carried interest incentive compensation (reversal) expense to align with the timing of associated revenue.

(5) Contractual fee revenue refers to revenue derived from our Occupier Outsourcing, Property Management, Investment Management and Valuation businesses.

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

(Dollars in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenue	$3,193,487	$2,712,559	$9,247,758	$7,155,568

Costs and expenses:
Cost of services	2,252,783	1,773,660	6,520,629	4,552,411
Operating, administrative and other	686,723	636,157	2,011,535	1,785,393
Gains on currency hedges	(193)	(9,252)	(1,197)	(16,555)
Depreciation and amortization	92,725	75,047	269,987	215,498
Total costs and expenses	3,032,038	2,475,612	8,800,954	6,536,747

Gain on disposition of real estate (1)	11,043	3,154	15,862	10,140

Operating income	172,492	240,101	462,666	628,961

Equity income from unconsolidated subsidiaries (1)	24,672	17,242	116,902	39,386
Other income (loss)	1,356	(4,945)	8,453	(4,927)
Interest income	1,020	1,158	5,545	4,857
Interest expense	37,273	30,699	109,050	83,067
Write-off of financing costs on extinguished debt	—	—	—	2,685
Income before provision for income taxes	162,267	222,857	484,516	582,525
Provision for income taxes	51,414	72,866	165,578	206,243
Net income	110,853	149,991	318,938	376,282
Less: Net income attributable to non-controlling interests (1)	6,690	868	10,940	9,193
Net income attributable to CBRE Group, Inc.	$104,163	$149,123	$307,998	$367,089

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.31	$0.45	$0.92	$1.10
Weighted average shares outstanding for basic income per share	335,770,122	332,684,487	334,949,606	332,223,036

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.31	$0.44	$0.91	$1.09
Weighted average shares outstanding for diluted income per share	338,488,975	336,561,877	338,053,297	336,140,923

EBITDA	$284,555	$326,577	$847,068	$869,725

(1)         Equity income from unconsolidated subsidiaries and gain on disposition of real estate, less net income attributable to non-controlling interests, includes income of $26.2 million and $11.1 million for the three months ended September 30, 2016 and 2015, respectively, and income of $107.0 million and $24.3 million for the nine months ended September 30, 2016 and 2015, respectively, attributable to Development Services but does not include significant related compensation expense (which is included in operating, administrative and other expenses).  Equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the related compensation expense, are all included in EBITDA in the Development Services segment.

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015 (1)	2016	2015 (1)

Americas
Revenue	$1,770,369	$1,556,648	$5,129,684	$4,218,753
Costs and expenses:
Cost of services	1,252,503	1,046,245	3,583,526	2,757,871
Operating, administrative and other (2)	334,924	319,091	991,814	896,438
Depreciation and amortization	62,545	47,209	186,342	134,750
Operating income	$120,397	$144,103	$368,002	$429,694
EBITDA	$186,274	$197,379	$568,019	$581,397

EMEA
Revenue	$956,492	$737,863	$2,765,825	$1,817,601
Costs and expenses:
Cost of services	740,824	542,037	2,188,281	1,305,487
Operating, administrative and other (2)	165,946	140,149	477,448	400,398
Depreciation and amortization	19,385	15,175	50,647	44,574
Operating income	$30,337	$40,502	$49,449	$67,142
EBITDA	$49,774	$56,666	$101,690	$114,328

Asia Pacific
Revenue	$358,320	$285,337	$1,023,162	$755,531
Costs and expenses:
Cost of services	259,456	185,378	748,822	489,053
Operating, administrative and other (2)	72,177	66,724	216,601	189,091
Depreciation and amortization	4,479	3,728	12,957	11,357
Operating income	$22,208	$29,507	$44,782	$66,030
EBITDA	$26,744	$33,252	$57,673	$77,438

Global Investment Management
Revenue	$91,807	$114,094	$277,924	$318,371
Costs and expenses:
Operating, administrative and other (2)	86,493	81,058	232,460	229,501
Depreciation and amortization	5,673	8,423	18,110	23,095
Operating (loss) income	$(359)	$24,613	$27,354	$65,775
EBITDA	$6,054	$29,397	$53,577	$80,390

Development Services
Revenue	$16,499	$18,617	$51,163	$45,312
Costs and expenses:
Operating, administrative and other	26,990	19,883	92,015	53,410
Depreciation and amortization	643	512	1,931	1,722
Gain on disposition of real estate	11,043	3,154	15,862	10,140
Operating (loss) income	$(91)	$1,376	$(26,921)	$320
EBITDA	$15,709	$9,883	$66,109	$16,172

(1)         During 2016, we changed our methodology for allocating certain costs to our reporting segments, including stock compensation, currency hedging and certain intercompany transactions.  Prior year amounts have been reclassified to conform with the current year presentation.  Such changes had no impact on our consolidated results.

(2)         Operating, administrative and other expenses includes gains and losses on currency hedges.

Non-GAAP Financial Measures

As noted above, the following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)	Fee revenue
(ii)	Contractual fee revenue
(iii)	Net income attributable to CBRE Group, Inc., as adjusted (which we also refer to as “adjusted net income”)
(iv)	Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per share” or “adjusted EPS”)
(v)	EBITDA and adjusted EBITDA

None of these measures is a recognized measurement under United States generally accepted accounting principles, or “GAAP,” and when analyzing our operating performance, readers should use them in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP.  Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.

Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes, and the company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business.  The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.

With respect to fee revenue:  the company believes that investors may find this measure useful to analyze the financial performance of our Occupier Outsourcing and Property Management business lines and our business generally because it excludes costs reimbursable by clients, and as such provides greater visibility into the underlying performance of our business.

With respect to contractual fee revenue: the company believes investors may find this measure useful to analyze the company’s overall financial performance because it identifies revenue streams that are typically more stable over time.

With respect to adjusted net income, adjusted EPS, EBITDA and adjusted EBITDA:  the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of EBITDA and adjusted EBITDA—the effects of financings and income tax and the accounting effects of capital spending.  All of these measures may vary for different companies for reasons unrelated to overall operating performance.  In the case of EBITDA and adjusted EBITDA, these measures are not intended to be measures of free cash flow for our management’s discretionary use because they do not consider cash requirements such as tax and debt service payments.  The EBITDA and adjusted EBITDA measures calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.  The company also uses adjusted EBITDA and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.

Fee revenue excludes the following from revenue: client reimbursed pass through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients.  Fee revenue is calculated as follows (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Consolidated
Revenue	$3,193,487	$2,712,559	$9,247,758	$7,155,568
Less: Pass through costs also recognized as revenue	1,076,484	772,856	3,189,909	1,980,502
Fee revenue	$2,117,003	$1,939,703	$6,057,849	$5,175,066

	Three Months Ended September 30,
	2016	2015	2006

Non-contractual fee revenue	$1,225,046	$1,224,669	$720,882
Contractual fee revenue	891,957	715,034	182,452
Fee revenue	$2,117,003	$1,939,703	903,334
Plus: Pass through costs also recognized as revenue			64,607
Consolidated Revenue			$967,941

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Occupier Outsourcing
Revenue (1)	$1,494,466	$996,127	$4,437,964	$2,436,763
Less: Pass through costs also recognized as revenue	938,172	641,902	2,785,958	1,580,479
Fee revenue (1)	$556,294	$354,225	$1,652,006	$856,284

Property Management
Revenue (1)	$261,813	$253,455	$774,109	$760,563
Less: Pass through costs also recognized as revenue	138,312	130,954	403,951	400,023
Fee revenue (1)	$123,501	$122,501	$370,158	$360,540

(1)  Excludes associated leasing and sales revenue.

Americas
Revenue	$1,770,369	$1,556,648	$5,129,684	$4,218,753
Less: Pass through costs also recognized as revenue	532,990	422,911	1,575,645	1,164,248
Fee revenue	$1,237,379	$1,133,737	$3,554,039	$3,054,505

EMEA
Revenue	$956,492	$737,863	$2,765,825	$1,817,601
Less: Pass through costs also recognized as revenue	426,529	279,866	1,257,975	626,563
Fee revenue	$529,963	$457,997	$1,507,850	$1,191,038

Asia Pacific
Revenue	$358,320	$285,337	$1,023,162	$755,531
Less: Pass through costs also recognized as revenue	116,965	70,079	356,289	189,691
Fee revenue	$241,355	$215,258	$666,873	$565,840

Net income attributable to CBRE Group, Inc., as adjusted (or adjusted net income), and diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (or adjusted EPS), are calculated as follows (dollars in thousands, except share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net income attributable to CBRE Group, Inc.	$104,163	$149,123	$307,998	$367,089

Plus / minus:

Cost-elimination expenses	38,877	—	78,456	—
Amortization expense related to certain intangible assets attributable to acquisitions	30,306	16,875	81,758	46,762
Integration and other costs related to acquisitions	28,596	16,904	73,520	24,922
Carried interest incentive compensation (reversal) expense to align with the timing of associated revenue	(2,644)	1,150	(6,526)	493
Write-off of financing costs on extinguished debt	—	—	—	2,685
Tax impact of adjusted items	(31,271)	(12,343)	(71,415)	(24,277)
Net income attributable to CBRE Group, Inc. shareholders, as adjusted	$168,027	$171,709	$463,791	$417,674

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.50	$0.51	$1.37	$1.24

Weighted average shares outstanding for diluted income per share	338,488,975	336,561,877	338,053,297	336,140,923

EBITDA and adjusted EBITDA, are calculated as follows (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net income attributable to CBRE Group, Inc.	$104,163	$149,123	$307,998	$367,089

Add:
Depreciation and amortization	92,725	75,047	269,987	215,498
Interest expense	37,273	30,699	109,050	83,067
Write-off of financing costs on extinguished debt	—	—	—	2,685
Provision for income taxes	51,414	72,866	165,578	206,243
Less:
Interest income	1,020	1,158	5,545	4,857
EBITDA	284,555	326,577	847,068	869,725

Adjustments:
Cost-elimination expenses (1)	38,877	—	78,456	—
Integration and other costs related to acquisitions	28,596	16,904	73,520	24,922
Carried interest incentive compensation (reversal) expense to align with the timing of associated revenue	(2,644)	1,150	(6,526)	493
Adjusted EBITDA	$349,384	$344,631	$992,518	$895,140

(1)         Represents cost-elimination expenses relating to a program initiated in the fourth quarter of 2015 to reduce the Company’s global cost structure after several years of significant revenue and related cost growth.  Cost-elimination expenses incurred in three and nine months ended September 30, 2016 consisted of $36.7 million and $73.6 million, respectively, of severance costs related to headcount reductions in connection with the program and $2.2 million and $4.9 million, respectively, of third-party contract termination costs.

EBITDA and adjusted EBITDA, for segments are calculated as follows (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015 (1)	2016	2015 (1)

Americas
Net income attributable to CBRE Group, Inc.	$69,176	$92,008	$231,158	$286,796
Adjustments:
Depreciation and amortization	62,545	47,209	186,342	134,750
Interest expense, net	21,492	9,692	64,583	17,485
Write-off of financing costs on extinguished debt	—	—	—	2,685
Royalty and management service income	(3,138)	(2,703)	(23,295)	(9,668)
Provision for income taxes	36,199	51,173	109,231	149,349
EBITDA	186,274	197,379	568,019	581,397
Integration and other costs related to acquisitions	17,518	14,462	46,207	21,870
Cost-elimination expenses	17,974	—	22,273	—
Adjusted EBITDA	$221,766	$211,841	$636,499	$603,267
EMEA
Net income attributable to CBRE Group, Inc.	$23,524	$24,535	$19,278	$24,921
Adjustments:
Depreciation and amortization	19,385	15,175	50,647	44,574
Interest expense, net	4,078	10,834	11,916	33,656
Royalty and management service (income) expense	(2,992)	(1,452)	685	(4,313)
Provision for income taxes	5,779	7,574	19,164	15,490
EBITDA	49,774	56,666	101,690	114,328
Integration and other costs related to acquisitions	9,929	969	22,401	999
Cost-elimination expenses	2,038	—	25,640	—
Adjusted EBITDA	$61,741	$57,635	$149,731	$115,327
Asia Pacific
Net income attributable to CBRE Group, Inc.	$11,576	$16,665	$14,068	$29,643
Adjustments:
Depreciation and amortization	4,479	3,728	12,957	11,357
Interest expense, net	1,250	800	1,292	2,689
Royalty and management service expense	5,277	3,581	19,629	11,342
Provision for income taxes	4,162	8,478	9,727	22,407
EBITDA	26,744	33,252	57,673	77,438
Cost-elimination expenses	3,287	—	9,265	—
Integration and other costs related to acquisitions	1,149	1,473	4,912	2,053
Adjusted EBITDA	$31,180	$34,725	$71,850	$79,491
Global Investment Management
Net (loss) income attributable to CBRE Group, Inc.	$(7,830)	$10,717	$7,635	$18,546
Adjustments:
Depreciation and amortization	5,673	8,423	18,110	23,095
Interest expense, net	7,611	8,060	23,124	23,562
Royalty and management service expense	853	574	2,981	2,639
(Benefit of) provision for income taxes	(253)	1,623	1,727	12,548
EBITDA	6,054	29,397	53,577	80,390
Cost-elimination expenses	15,578	—	21,278	—
Carried interest incentive compensation (reversal) expense	(2,644)	1,150	(6,526)	493
Adjusted EBITDA	$18,988	$30,547	$68,329	$80,883
Development Services
Net income attributable to CBRE Group, Inc.	$7,717	$5,198	$35,859	$7,183
Adjustments:
Depreciation and amortization	643	512	1,931	1,722
Interest expense, net	1,822	155	2,590	818
Provision for income taxes	5,527	4,018	25,729	6,449
EBITDA	$15,709	$9,883	$66,109	$16,172

(1)         During 2016, we changed our methodology for allocating certain costs to our reporting segments, including stock compensation, currency hedging and certain intercompany transactions.  Prior year amounts have been reclassified to conform with the current year presentation.  Such changes had no impact on our consolidated results.

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30,	December 31,
	2016	2015

Assets:
Cash and cash equivalents (1)	$446,346	$540,403
Restricted cash	70,755	72,764
Receivables, net	2,399,161	2,471,740
Warehouse receivables (2)	1,642,394	1,767,107
Property and equipment, net	550,779	529,823
Goodwill and other intangibles, net	4,459,915	4,536,466
Investments in and advances to unconsolidated subsidiaries	249,883	217,943
Other assets, net	957,537	881,697
Total assets	$10,776,770	$11,017,943

Liabilities:
Current liabilities, excluding debt	$2,819,730	$3,208,932
Warehouse lines of credit (2)	1,619,091	1,750,781
Revolving credit facility	83,000	—
Senior term loans, net	856,664	877,899
5.00% senior notes, net	790,083	789,144
4.875% senior notes, net	591,016	590,469
5.25% senior notes, net	422,126	421,964
Other debt	52	79
Other long-term liabilities	613,505	619,605
Total liabilities	7,795,267	8,258,873

Equity:
CBRE Group, Inc. stockholders’ equity	2,935,025	2,712,652
Non-controlling interests	46,478	46,418
Total equity	2,981,503	2,759,070
Total liabilities and equity	$10,776,770	$11,017,943

(1)         Includes $79.1 million and $70.2 million of cash in consolidated funds and other entities not available for company use as of September 30, 2016 and December 31, 2015, respectively.

(2)         Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.